Exhibit 1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-34149 and No. 333-106016) pertaining to the Bob Evans Farms, Inc. and Affiliates 401(k) Retirement Plan of our report dated June 18, 2006, with respect to the financial statements and schedule of the Bob Evans Farms, Inc. and Affiliates 401(k) Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.
/s/ ERNST & YOUNG LLP
Columbus, Ohio
June 27, 2006
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